Exhibit 99.01

News Release

FINAL - FOR DRISTRIBUTION
MEDIA CONTACT:	INVESTOR CONTACT:
Nicole Kenyon	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5547	650-527-5523
Nicole_kenyon@symantec.com	hcorcos@symantec.com

Stephen Gillett Appointed to Symantec Board of Directors

MOUNTAIN VIEW, Calif. – Jan. 26, 2012 – Symantec Corp. (Nasdaq: SYMC) today announced that Stephen Gillett, Starbucks, chief information officer and executive vice president, Digital Ventures, was appointed to the Company’s Board of Directors effective Jan. 23, 2012. As an independent director of the Company, Gillett will serve on Symantec’s Audit Committee. Named to Fortune Magazine’s 40 under 40 in 2010, recipient of the 2010 Aspen Institute Henry Crown Fellowship and recognized as the 2011 ‘Chief of the Year’ by InformationWeek, Gillett is a well-respected CIO and leader in the future of digital interactions between businesses and consumers.

“Gillett’s enthusiasm and forward thinking will add a unique perspective to help drive Symantec strategy,” said Enrique Salem, president and chief executive officer, Symantec. “We look forward to benefiting from his innovative technology experience that is directly relevant to Symantec’s vision of helping people work and play freely in a connected world.”

“We welcome Stephen to the board,” said Steve Bennett, chairman of the board of directors, Symantec. “He brings to the board valuable hands-on experience and innovative ideas for emerging platforms and all aspects of digital engagement based in the reality only a CIO understands.”

“I am very excited to be working with the Symantec team, said Gillett. “Symantec is taking technology and connecting with consumers and businesses in new ways. I look forward to helping Symantec extend its leadership role as the brand that protects and manages information and identities, which is at the core of everything we do in a digital world.”

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Stephen Gillett Appointed to Symantec Board of Directors

Gillett currently leads Starbucks efforts to use technology to provide robust operational capability and to connect with consumers in a global marketplace. As Starbucks CIO, Gillett is responsible for all global enterprise technology activities at Starbucks, which includes business intelligence, emerging platforms, software engineering, technology services, program management, information security, global infrastructure, and international technology. As executive vice president, Digital Ventures, Gillett is responsible for all digital business activities at Starbucks from e-commerce to mobility and digital music. Prior to Starbucks, Gillett’s experience included senior technology leadership positions with Corbis, Yahoo!, and CNET Networks

About Symantec

Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.

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